Exhibit 99.1

Interstate Power and Light Company announces pricing of 8.0 million shares of 5.1% Series D Cumulative Perpetual Preferred Stock

CEDAR RAPIDS, Iowa – March 14, 2013 – Interstate Power and Light Company (IPL), a wholly-owned subsidiary of Alliant Energy Corporation (NYSE:LNT), announced today the pricing of an underwritten public offering of 8.0 million shares of newly issued 5.1% Series D Cumulative Perpetual Preferred Stock (“Preferred Stock”) at a price of $25.00 per share, resulting in gross proceeds of $200 million.

IPL estimates that the net proceeds, after deducting the underwriting discount and before other estimated offering expenses, will be approximately $195 million. IPL intends to apply the net proceeds from this offering to fund the previously-announced redemption of its 8.375% Series B Cumulative Preferred Stock. Remaining net proceeds will be used for working capital and other general corporate purposes.

IPL has applied to list the Preferred Stock on the New York Stock Exchange under the symbol “IPL/PRD.” If the application is approved, trading of the Preferred Stock is expected to commence within 30 days after the initial delivery of the Preferred Stock.

Robert W. Baird & Co. Incorporated, Barclays Capital Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are joint book-running managers for the offering, and Comerica Securities, Inc., KeyBanc Capital Markets Inc. and Samuel A. Ramirez & Company, Inc. are co-managers for the offering.

An automatic shelf registration statement with respect to this offering became effective upon filing with the Securities and Exchange Commission on December 16, 2011. The offering will be made only by means of a prospectus and prospectus supplement. Copies of these documents may be obtained by contacting: Robert W. Baird & Co. Incorporated, Attn: Syndicate Department, 777 E. Wisconsin Avenue, Milwaukee, WI 53202, telephone: (800) 792-2473, email: syndicate@rwbaird.com; Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: (888) 603-5847, email: barclaysprospectus@broadridge.com; J.P. Morgan Securities LLC, 383 Madison Avenue, New York, NY 10179, Attn: Investment Grade Syndicate Desk, 3rd Floor, telephone: (212) 834-4533; or Wells Fargo Securities, LLC, 1525 West W.T. Harris Blvd., NC0675, Charlotte, NC 28262, Attn: Capital Markets Client Support, telephone: (800) 326-5897, email: cmclientsupport@wellsfargo.com. An electronic copy of the prospectus supplement and accompanying prospectus will be available from the Securities and Exchange Commission’s website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements can be identified as such because the statements include words such as “expected,” “intends” or other words of similar import. Similarly, statements that describe future plans or strategies are also forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Actual results could be affected by such factors as: state or federal regulatory actions or local government actions and standard closing conditions and customary rights of the underwriters to terminate the underwriting. These factors should be considered when evaluating the forward-looking statements and undue reliance should not be placed on such statements. The forward-looking statements included herein are made as of the date hereof and Alliant Energy and IPL undertake no obligation to update publicly such statements to reflect subsequent events or circumstances.

About Alliant Energy – IPL

Interstate Power and Light Company (IPL), based in Cedar Rapids, Iowa, provides electric service to 525,000 customers and natural gas service to 233,000 customers in more than 700 communities throughout Iowa and southern Minnesota. IPL is committed to providing the energy and exceptional service its customers and communities expect – safely, reliably, and affordably. IPL is a subsidiary of Alliant Energy Corporation. For more information, visit alliantenergy.com or call 1-800-ALLIANT (800-255-4268).